Filed Pursuant to Rule 424(b)(3)
Registration No. 333-219494

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 2, 2017)

7,000,000 Shares

Common Stock

Ex-Sigma 2, LLC, referred to in this prospectus supplement as the selling stockholder, is offering 7,000,000 shares of common stock of Exela Technologies, Inc. The selling stockholder will receive all net proceeds from the sale of our common stock sold pursuant to this prospectus supplement.

Our common stock is listed on The NASDAQ Capital Market ("Nasdaq") under the symbol "XELA." On April 9, 2018, the last reported sale price of our common stock on the Nasdaq was $5.75 per share.

You should carefully read this prospectus supplement and the accompanying prospectus before you invest in our common stock.

Investing in our common stock involves risks. See "Risk Factors" on page S-11 and in the documents incorporated by reference in this prospectus supplement and accompanying prospectus for a discussion of the factors you should carefully consider before deciding to purchase shares of our common stock.

	PER SHARE	TOTAL
Public offering price	$5.00	$35,000,000
Underwriting discounts and commissions(1)	$0.30621124	$2,143,478.68
Proceeds, before expenses, to selling stockholder	$4.69378876	$32,856,541.32

We refer you to "Underwriting (Conflict of Interest)" beginning on page S-26 of this prospectus supplement for additional information regarding total underwriting compensation.

The above summary of offering proceeds to the selling stockholder (before expenses) does not give effect to the option the selling stockholder has granted the underwriters for a period of 30 days to purchase up to 1,050,000 additional shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by the selling stockholder will be $2,465,000.48, and the total proceeds to the selling stockholder, before expenses, will be $37,784,999.52.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about April 16, 2018.

Morgan Stanley	RBC Capital Markets
Cantor	Nomura

The date of this prospectus supplement is April 11, 2018

PROSPECTUS DATED OCTOBER 2, 2017

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ABOUT THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS

        This prospectus supplement updates information in the prospectus dated October 2, 2017. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

        This prospectus supplement incorporates by reference important information. You should read the information incorporated by reference before deciding to invest in our common stock, and you may obtain this information incorporated by reference without charge by following the instructions under "Where You Can Find More Information" appearing below. Unless the context otherwise indicates, references in this prospectus supplement to "Exela," the "Company," "we," "our" and "us" refer, collectively, to Exela Technologies, Inc., a Delaware corporation, and its consolidated subsidiaries.

        We, the selling stockholder and the underwriters have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The selling stockholder is offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements included in this prospectus supplement are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "may", "should", "would", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "continue", "future", "will", "expect", "outlook" or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, the estimated or anticipated future results and benefits of the Business Combination, future opportunities for the combined company, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding Exela's businesses, and actual results may differ materially. The factors that may affect our results include, among others: the impact of political and economic conditions on the demand for our services; the impact of a data or security breach; the impact of competition or alternatives to our services on our business pricing and other actions by competitors; our ability to address technological development and change in order to keep pace with our industry and the industries of our customers; the impact of terrorism, natural disasters or similar events on our business; the effect of legislative and regulatory actions in the United States and internationally; the impact of operational failure due to the unavailability or failure of third-party services on which we rely; the effect of intellectual property infringement; and other factors discussed in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2017 (our "Annual Report") under the heading "Risk Factors" and otherwise identified or discussed in this prospectus supplement. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement. It is impossible for us to predict new events or circumstances that may arise in the future or how they may affect us. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus supplement. We are not including the information provided on the websites referenced herein as part of, or incorporating such information by reference into,

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this prospectus supplement. In addition, forward-looking statements provide Exela's expectations, plans or forecasts of future events and views as of the date of this prospectus supplement. Exela anticipates that subsequent events and developments will cause Exela's assessments to change. These forward-looking statements should not be relied upon as representing Exela's assessments as of any date subsequent to the date of this prospectus supplement.

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SUMMARY

        The following summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement. It may not contain all the information that may be important to you. You should read this entire prospectus supplement carefully, including the section titled "Risk Factors" and our historical consolidated financial statements and related notes incorporated by reference from our Annual Report and other filings we have made with the SEC.

 EXELA TECHNOLOGIES

        Exela Technologies, Inc. ("Exela") is a global business process automation leader combining industry-specific and industry-agnostic enterprise software and solutions (deployed on premise or on the cloud) with decades of experience. We enable our customers' organizations to more efficiently and effectively execute transactions, make decisions, drive revenue and profitability, and communicate critical information to their employees, customers, partners, and vendors. We serve over 60% of the Fortune® 100 and our solutions are deployed in banking, healthcare, insurance and other industries to support mission-critical environments. With the increased scale resulting from our Business Combination in July 2017, we are poised to expand relationships with existing customers and realize substantial synergies.

        As part of the broader business process outsourcing ("BPO") industry, our technology-enabled solutions allow global organizations to address the challenges resulting from the massive amounts of data obtained and created through their daily operations. That data, and the supporting technology architecture, have become increasingly complex to manage as the volume, velocity, and variety continue to increase, requiring aggregation and integration across disparate parts of our customers' organizations. To effectively execute transactions and manage mission-critical processes, decisions need to be executed accurately, with rapid turn-around time, and often subject to various regulatory and compliance requirements. We believe our process expertise, information technology capabilities and operational insights enable our customers' organizations to more efficiently and effectively execute transactions, make decisions, drive revenue and profitability, and communicate critical information to their employees, customers, partners, and vendors. With solutions focused on enhancing the user experience, quality, and efficiency of our customers' most critical processes, we believe our value proposition positions us to be a core operations and technology partner to our customers.

        We have approximately 22,000 employees as of December 31, 2017 that provide solutions and services to over 3,500 customers worldwide. For the fiscal year ended December 31, 2017, we generated $1,152.3 million of revenue of which approximately 90% is recurring in nature and supported by long-term customer contracts.

        Our solutions address the life cycle of transaction processing and enterprise information management, from enabling multi-channel payment gateways and digital mailrooms with data exchanges across siloed systems, to matching inputs against contracts and handling exceptions, to ultimately depositing payments and distributing communications. As a leader in complex information processing, we specialize in transactions that require multiple layers of validation, supporting documentation processing, and reconciliation. Our suite of offerings combines platform modules across information management, payments, finance & accounting, legal & loss prevention, and unified communication services to provide both industry specific solutions, and solutions which span across multiple industries.

        At the foundation of our industry-specific solution offerings, we use a combination of data-driven processes, technology, and human capital, delivered through integrated enterprise information management ("EIM") and transaction processing solutions ("TPS") platforms:

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  our proprietary EIM platforms facilitate the exchange, consolidation, organization, and analysis of large amounts of structured and unstructured data that are crucial to an enterprise's ability to effectively manage decisions, and enable the presentment of critical information through our unified communication solutions. These platforms can be hosted on customer premises, within our data centers, and/or in a cloud hosting and computing environment.

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  our TPS offerings then use the structured data output from our EIM platforms and apply industry and customer specific rules-based data validation, management of exceptions, business automation, and outcome resolutions to complete transactions, customer interactions, and other operational processes.

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  our model is to provide integrated EIM and TPS platforms as industry-specific solutions, with reliable information workflows through data aggregation, seamless connectivity, and automated processes that significantly reduce cycle times and improve quality. As a result, we believe we can execute a wide range of business processes, across multiple industries that are deeply embedded in, and essential to, our customers' most critical organizational workflows.

        We seek to develop long-term relationships with organizations that are information-intensive and require specialized processing or subject matter expertise. We offer solutions to highly regulated and information sensitive industries such as healthcare, banking and financial services, insurance, public, legal, and commercial sectors.

        We believe that our global presence benefits our customers with a balance of proximity, solutions, and cost to meet their needs. We use a global delivery model to serve multi-national customers in approximately 50 countries, where we provide solutions from a network of approximately 1,100 onsite customer facilities and 150 delivery centers, strategically located throughout the Americas, Europe, and Asia. We believe our global delivery model uniquely positions us to offer multi-lingual capabilities, optimize logistical requirements, access a large employee pool, and provide a flexible "right-shoring" solution for our customers.

Overview of Revenues

        Our business consists of the following three reportable segments:

        Information and Transaction Processing Solutions ("ITPS").    The ITPS segment is our largest segment, with $827.1 million of revenues for the fiscal year ended December 31, 2017, representing 72% of our revenues. ITPS provides industry-specific solutions for banking and financial services, including lending solutions for mortgages and auto loans, and banking solutions for clearing, anti-money laundering, sanctions, and cross-border settlement; property and casualty insurance solutions for enrollments, claims processing, and communications; public sector solutions for income tax processing, benefits administration, and records management; industry-agnostic solutions for payment processing and reconciliation, integrated receivable and payables management, document logistics and location services, records management, and electronic storage of data/documents; and software, hardware, and maintenance related to information and transaction processing automation, among others. We generate ITPS revenues primarily from a transaction-based pricing model for the various types of volumes processed, licensing and maintenance fees for technology sales, and a mix of fixed management fee and transactional revenue for document logistics and location services.

        Healthcare Solutions ("HS").    The HS segment generated $233.6 million of revenues for the fiscal year ended December 31, 2017, representing 20% of our revenues. Our HS offerings include revenue cycle solutions, integrated accounts payable and accounts receivable, and information management for both the healthcare payer and provider markets. Our payer service offerings include claims processing, claims adjudication and auditing services, enrollment processing and policy management, and scheduling and prescription management. Our provider service offerings include medical coding and insurance claim generation, underpayment audit and recovery, and medical records management. As a leader in complex claims processing, we specialize in transactions that require multiple layers of validation, supporting documentation processing, reconciliation, and management of exceptions. We generate HS revenues primarily from a transaction-based pricing model for the various types of volumes processed for healthcare payers and providers.

        Legal & Loss Prevention Services ("LLPS").    The LLPS segment generated $91.6 million of revenues for the fiscal year ended December 31, 2017, representing 8% of our revenues. Our LLPS solutions include processing of legal claims for class action and mass action settlement administrations, involving project management support, notification, and outreach to claimants; and collection, analysis, and distribution of settlement funds. Additionally, we provide data and analytical services in the context of litigation consulting, economic and statistical analysis, expert witness services, and revenue recovery services for delinquent accounts receivable. We generate LLPS revenues primarily based on time and materials pricing as well as through transactional services priced on a per item basis.

        Additional financial information for our three business segments is included in Note 17 within our consolidated financial statements in our Annual Report.

        We provide services to our customers on a global basis. In 2017, our revenues by geography were as follows: $1,001.8 million in the United States (86.9% of total revenues), $135.6 million in Europe (11.8% of total revenues), and $15.0 million from the rest of the world (1.3% of total revenues). We present additional geographical financial information in Note 17 within our consolidated financial statements in our Annual Report.

        Our revenues can be affected by various factors such as our customers' demand pattern for our services. These factors have historically resulted in higher revenues and profits in the fourth quarter. Backlog is not a metric that we use to measure our business.

History and Development of Our Company

        Exela is a Delaware corporation that was formed through the strategic combination (the "Business Combination") of SourceHOV Holdings, Inc. ("SourceHOV") a leading global transaction processing company, and Novitex Holding, Inc. ("Novitex"), a cloud-based document outsourcing company, pursuant to a business combination agreement dated February 21, 2017. Formerly known as Quinpario Acquisition Corp. 2 ("Quinpario"), Exela was originally formed as a blank check company on July 15, 2014 and completed its initial public offering on January 22, 2015. In conjunction with the completion of the Business Combination in July 2017, Quinpario was renamed "Exela Technologies, Inc." Exela began trading under the ticker "XELA" on the Nasdaq stock market on July 13, 2017.

        The Business Combination was accounted for as a reverse merger for which SourceHOV was determined to be the accounting acquirer. The acquisition of Novitex was accounted for using the acquisition method. As a result, the financial information presented in our Annual Report is not pro forma (unless labeled as such); it includes the financial information and activities for SourceHOV for the entire year ending December 31, 2017, but only reflects the financial information and activities of Novitex for the period following the Business Combination from July 13, 2017 to December 31, 2017.

Key Business Strategies

        The key elements of our growth strategy are described below:

        Pursue meaningful revenue synergy opportunities.    We believe we have a number of meaningful revenue synergy opportunities, including expanding the scope of our existing customer relationships, pursuing new customer opportunities, and utilizing our combined platform to develop new process capabilities and industry expertise.

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  Leverage BPA suite across on-site services.   Approximately 6,000 of our employees currently work at customers in an on-site capacity. We believe this on-site presence is a competitive differentiator and a valuable asset as we pursue future growth opportunities. We aim to deploy our BPA software across these customer locations, and we believe that by offering our customers enhanced productivity and quality through our onsite employees, we will create additional opportunities to expand our footprint and wallet share across the organization. For example, in customers where we provide underwriting support and claims processing, we can enable our onsite employees to accelerate the aggregation and analysis of datasets while also increasing accuracy and automatically flagging deficiencies. By enhancing the productivity and quality of our onsite employees, we believe we will increase the demand from our customers to replicate our processes across the organization, bolstering our cross-sell/up-sell initiatives. By having our BPA suite already approved and deployed within existing onsite engagements, we believe our ability to expand into new lines of business will be streamlined and accelerated.

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  Expand relationships with existing customers.   We intend to aggressively pursue cross-sell and up-sell opportunities within our existing customer base. With an installed base of over 3,500 customers, we believe we have meaningful opportunities to offer a bundled suite of services and be a "one-stop-shop" for our customers' information and transaction processing needs. Our sales force will continue to be organized on an industry basis and will be re-deployed to remove duplication, and utilize solutions and relationships to better serve our customers across all levels of their organizations. Our sales force will be incentivized to drive additional revenue opportunities across our bases while also driving higher-margin bundled solutions. As an example, we now offer a full suite of healthcare-focused solutions by bundling enrollments, policy and plan management, claims processing, audit and recovery services, payment solutions, integrated accounts payable and receivable, medical records management, and unified communication services for payers and providers.

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  Pursue new customer opportunities.  We plan to continue to develop new long-term, strategic customer relationships, especially where we have an opportunity to deliver a wide range of our capabilities and can have a meaningful impact on our customers' business outcomes. For example, we plan to dedicate resources within the legal industry in order to pursue opportunities in e-discovery and contract management services.

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  Develop additional process capabilities and industry expertise.  We will focus on developing additional process capabilities and market expertise for our core industries. We will continue to invest in technology and innovation that will accelerate the build-out of our portfolio of next-generation solutions, such as platform-based descriptive and predictive analytics services for processing flows of "Big Data" to help customers gain better insight into their processes and businesses. As an example, on behalf of our customers, we are deploying Big Data automation platforms to analyze individual consumer behavior and interaction patterns to identify opportunities for revenue enhancement and loss prevention, and configure optimal outreach campaigns to drive sales, loyalty, and profitability.

        Pursue meaningful cost synergy opportunities and accelerate long-term profitability.    We have identified significant cost synergies that may result from the closing of the Business Combination. Due to similar operating infrastructures between SourceHOV and Novitex, we continue to believe we have opportunities across information technology, operations, facilities, and corporate functions to achieve cost savings executable over the course of 2 years from the closing of the Business Combination. We believe these cost savings are in the following categories:

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  Information Technology.  We have opportunities for consolidation of Information Technology ("IT") management, insourcing of third-party vendors, and savings related to consolidation of IT services and software license replacement with in-house platforms.

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  Operations.  We have opportunities for data entry offshoring, regional management rationalization, and broader implementation and adoption of our own technology across our organization to replace vendor spend.

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  Facilities.  We have opportunities for lease and headcount savings resulting from facilities consolidation.

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  Corporate and Shared Services.  We have opportunities for cost savings primarily across shared services, including the finance, accounting, legal, and human resources departments, in addition to vendor savings from consolidation of costs such as audit and tax, insurance, and enterprise resource planning.

Additionally, we intend to further improve our margins through increased focus on operational best practices and cost efficiency through further process standardization, increasing use of automation, and increased focus on quality. Our strategy is that over time this will result in margin expansion and enhanced productivity.

        Capitalize on our enhanced scale and operating capacity.    We intend to utilize our increased global scale and brand recognition to strengthen our ability to bid on new opportunities. We plan to dedicate more resources to pursue whitespace coverage to expand our range of service offerings and pursue additional cross-selling opportunities. We will also look to use our increased scale and operations expertise to improve utilization of our assets. As an example, we will pursue a strategy of consolidating smaller regional document processing centers to our two Tier-III document processing and outsourcing centers in Windsor, Connecticut, and Austin, Texas that we call "MegaCenters," which will increase efficiency through economies of scale. By driving utilization up from the current levels of the MegaCenters, we will benefit from high flow through margins from increased revenues with minimal incremental investment.

Customers

        We serve over 3,500 customers across a variety of industries, including over 60% of the Fortune® 100. We believe our customers are among the leading players in their respective industries, and many of them are recurring customers that have maintained long-term relationships with us and our predecessor companies.

        We have successfully leveraged our relationships with customers to offer extended value chain services, creating stickier customer relationships and increasing overall margins. Customers are increasingly turning to us due to a demonstrated ability to work on large-scale projects, past performance and record of delivery, and deep domain expertise accumulated from years of experience in key verticals. As a result, our stable base of customers and sticky, long-term relationships lead to highly predictable revenues.

Customer and Industry Highlights

        We maintain a strong mix of diversified customers with low customer concentration. No customer accounts for more than 10% of 2017 revenue. The diversity of our customer base has contributed to the stability and predictability of our revenue streams and cash flows. We have been able to effectively balance our customer mix and reduce dependency on any single customer or vertical by penetrating a diverse set of end markets.

Research and Development

        Our ability to continue to compete successfully depends heavily upon our ability to ensure a timely flow of competitive products, services and technologies to the marketplace while also leveraging our domain expertise to demonstrate our understanding in implementing solutions across the industries we serve. Through regular and sustained investment, licensing of intellectual property and acquisition of third-party businesses and technology, we continue to develop new knowledge platforms, applications and supporting service bundles that enhance and expand our existing suite of services. Additional financial information regarding our research and development expense is included in Note 2 within our consolidated financial statements in our Annual Report.

Intellectual Property

        We deploy a combination of internally-developed proprietary knowledge platforms, applications and generally available third-party licensed software as part of our scalable and flexible solutions and services. Our intellectual property is our competitive strength.

        Our platforms aim to enhance information management and workflow processes through automation and process optimization to minimize labor requirements or improve labor performance. Our decisioning engines have been built with years of deep domain expertise, incorporating hundreds of thousands of customer and industry specific rules which enable the most efficient and lowest cost preparation and decisioning of transactions. Our business processes and implementation methodologies are confidential and proprietary and include trade secrets that are important to our business. We own a variety of trademarks and patents, which are registered or in the application process.

        We regularly enter into nondisclosure agreements with customers, business partners, employees, and contractors that require confidential treatment of our information to establish, maintain and enforce our intellectual property rights. Our licensed intellectual properties are generally governed by written agreements of varying durations, including some with fixed terms that are subject to renewal based on mutual agreement. Generally, each agreement may be further extended and we have historically been able to renew existing agreements before they expire. We expect these and other similar agreements to be extended so long as it is mutually advantageous to both parties at the time of renewal.

Competition

        We believe that the principal competitive factors in providing our solutions include proprietary platforms, industry specific knowledge, quality, reliability and security of service, and price. We are differentiated competitively given our scale of operations, reputation as a trusted partner with deep domain expertise, innovative solutions, and highly integrated technology platforms that provide customers with end-to-end services addressing many aspects of their mission-critical operational processes. We continue to integrate best practice delivery processes into our service-delivery capabilities to improve its quality and service levels and to increase operational efficiencies. The markets in which we serve are competitive with both large and small businesses, as well as global companies:

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  Multi-national companies that provide EIM and TPS services, such as Fiserv, Jack Henry, First Data, FIS, Black Knight Financial, Open Text, Broadridge Financial Solutions, Computershare, DST Systems and Iron Mountain;

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  Multi-shore BPO companies, such as Genpact, Capita, Cognizant, Exlservice, Conduent, Wipro, and WNS; and

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  Smaller, niche service providers in specific verticals or geographic markets.

Regulation and Compliance

        We handle, directly or indirectly through customer contracts and business associate agreements, a significant amount of information, including personal and health-related information, which results in our being subject to federal, state and local privacy laws, including the Gramm-Leach-Bliley Act, Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and Health Information Technology for Economic and Clinical Health Act, enacted under Title XIII of the American Recovery and Reinvestment Act of 2009. Further, we are subject to the local rules and regulations in the other countries in which we operate, including those relating to the handling of information. In addition, services in our LLPS segment, though not directly regulated, must be provided in a manner consistent with the relevant legal framework. For example, our bankruptcy claims administration services must be provided in accordance with the requirements and deadlines of the United States Bankruptcy Code and Federal Rules of Civil Procedure. In addition, some of our customers are subject to regulatory oversight, which may result in our being reviewed from time to time by such oversight bodies. Further, as a government contractor, we are subject to associated regulations and requirements.

        Other laws apply to our processing of individually identifiable information. These laws have been subject to frequent changes, and new legislation in this area may be enacted at any time. Changes to existing laws, introduction of new laws in this area, or failure to comply with existing laws that are applicable to us may subject us to, among other things, additional costs or changes to our business practices, liability for monetary damages, fines and/or criminal prosecution, unfavorable publicity, restrictions on our ability to obtain and process information and allegations by our customers and customers that we have not performed our contractual obligations, any of which may have a material adverse effect on profitability and cash flow.

Privacy and Information Security Regulations

        The processing and transfer of personal information is required to provide certain of our services. Data privacy laws and regulations in the U.S. and foreign countries apply to the access, collection, transfer, use, storage, and destruction of personal information. In the U.S., our financial institution customers are required to comply with privacy regulations imposed under the Gramm-Leach-Bliley Act, in addition to other regulations. As a processor of personal information in our role as a provider of services to financial institutions, we are required to comply with privacy regulations and are bound by similar limitations on disclosure of the information received from our customers as apply to the financial institutions themselves. We also perform services for healthcare companies and are, therefore, subject to compliance with laws and regulations regarding healthcare information, including in the U.S., HIPAA. We also perform credit-related services and agree to comply with payment card standards, including the Payment Card Industry Data Security Standard. In addition, federal and state privacy and information security laws, and consumer protection laws, which apply to businesses that collect or process personal information, also apply to our businesses.

        Privacy laws and regulations may require notification to affected individuals, federal and state regulators, and consumer reporting agencies in the event of a security breach that results in unauthorized access to, or disclosure of, certain personal information. Privacy laws outside the U.S. may be more restrictive and may require different compliance requirements than U.S. laws and regulations, and may impose additional duties on us in the performance of our services.

        There has been increased public attention regarding the use of personal information and data transfer, accompanied by legislation and regulations intended to strengthen data protection, information security and consumer and personal privacy. The law in these areas continues to develop and the changing nature of privacy laws in the U.S., the European Union and elsewhere could impact our processing of personal information of our employees and on behalf of our customers. The European Union adopted a comprehensive General Data Privacy Regulation (the "GDPR") in May 2016 that will replace the current EU Data Protection Directive and related country-specific legislation. The GDPR will become fully effective in May 2018. While we believe that we are compliant with its regulatory responsibilities, information security threats continue to evolve resulting in increased risk and exposure. In addition, legislation, regulation, litigation, court rulings, or other events could expose us to increased costs, liability, and possible damage to our reputation.

Employees

        The continued success of our business is driven by our people. Our senior leadership team has extensive experience within the larger BPO as well as the BPA industry. As we were formed through a series of acquisitions, we have retained an experienced and cohesive leadership team. The combination of our employees with our technology is the backbone of our ability to provide customers with holistic solutions designed to meet the rapidly evolving needs of our customers.

        As of December 31, 2017, we had approximately 22,000 total employees, which included approximately 20,700 full-time and 1,300 part-time employees. We have a global workforce with a majority of our employees located in the United States, and the remainder located in Europe, India, the Philippines, Mexico, and China. Our employee count fluctuates from time to time based upon the timing and duration of our engagements. We consider our relationship with our employees to be good.

        We locate our operation centers in areas where the value proposition it offers is attractive to the employees in the area relative to other local opportunities, resulting in an engaged workforce that is able to make a meaningful global contribution from their local marketplace. To supplement the skills available in certain markets, we offer our employees a focused set of training programs to increase their skills and leadership capabilities with the goal of creating a long-term funnel of talent to support the Company's continued growth. Additionally, our proprietary platforms enable rapid learning and facilitate knowledge transfer among employees, reducing training time.

Available Information

        Our website address is www.exelatech.com. We are not including the information provided on our website as a part of, or incorporating it by reference into, this prospectus supplement. We make available free of charge (other than an investor's own internet access charges) through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission (the "SEC"). In addition, we make available our code of ethics entitled "Global Code of Ethics and Business Conduct" free of charge through our website. We intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of our code of ethics.

        The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The information contained on the websites referenced in this prospectus supplement is not incorporated by reference into this filing.

THE OFFERING

        The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section "Description of Capital Stock" of this prospectus supplement.

Common stock offered by the selling stockholder	7,000,000 shares. The selling stockholder has granted the underwriters an option for a period of 30 days to purchase up to 1,050,000 additional shares of our common stock.
Common stock outstanding before and after this offering	152,565,218 shares. The total shares of common stock outstanding immediately after this offering will not change if the underwriters exercise their option to purchase 1,050,000 additional shares.
Use of proceeds

We will not receive any proceeds from the sale of shares being sold pursuant to this prospectus supplement. The selling stockholder will receive all of the net proceeds from the sale of our common stock pursuant to this prospectus supplement. We will bear a portion of the expenses of the offering of the common stock by the selling stockholder, except that the selling stockholder will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes and legal expenses on the sale of the common stock by the selling stockholder. See "Use of Proceeds" and "Selling Stockholder."

Dividend policy

We have not paid any cash dividends on shares of our common stock to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the then board of directors. See "Dividend Policy."

Risk factors

You should read the "Risk Factors" beginning on page S-10 of this prospectus supplement and in our filings with the SEC incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Conflict of Interest

An affiliate of Morgan Stanley & Co. LLC will receive certain of the proceeds to the selling stockholder in this offering in connection with the repayment by the selling stockholder of certain loans extended to the selling stockholder by such affiliate. As such, Morgan Stanley & Co. LLC and/or their affiliates will be receiving more than 5% of the net offering proceeds resulting in a "conflict of interest" pursuant to the Financial Industry Regulatory Authority, Inc. ("FINRA") Rule 5121(f)(5)(C). Therefore, this offering will be conducted in accordance with FINRA Rule 5121, which requires that Morgan Stanley & Co. LLC, who has a conflict of interest, not make sales to discretionary accounts without the prior written consent of the account holder and that a qualified independent underwriter ("QIU"), as defined in Rule 5121, participates in the preparation of the registration statement of which this prospectus forms a part and performs its usual standard of due diligence with respect thereto. RBC Capital Markets, LLC has agreed to act as QIU for this offering.

Nasdaq symbol	"XELA"

Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement is based on our common stock outstanding on April 5, 2018 and excludes shares of common stock issuable upon conversion of our Series A Convertible Preferred Stock, shares issuable upon exercise of out-of-the money warrants and shares issuable upon vesting of outstanding equity awards.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information included or incorporated by reference in this prospectus supplement, including the risks and uncertainties contained elsewhere in the prospectus supplement, under the heading "Risk Factors" in the accompanying prospectus and under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report and our audited and unaudited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide whether to purchase our common stock. If any of the following risks actually occur, our business, financial position, results of operations, or cash flows could be materially adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only ones we face. The occurrence of any of the following risks or future or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations, or cash flows.

         Our stock price may decline significantly following the offering regardless of our operating performance, and you may not be able to resell your shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

        The trading price of our common stock may be adversely affected due to a number of factors, most of which we cannot control, including:

  •
  results of operations that vary from the expectations of securities analysts and investors;

  •
  results of operations that vary from those of our competitors;

  •
  changes in expectations as to our or our industry's future financial performance, including financial estimates and investment recommendations by securities analysts and investors, and the publication of research reports regarding the same;

  •
  declines in the market prices of stocks, trading volumes and company valuations generally, particularly those of transaction processing solutions and enterprise management companies;

  •
  strategic actions by us or our competitors;

  •
  changes in preferences of our customers;

  •
  announcements by us or our competitors of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships, or capital commitments;

  •
  changes in general economic or market conditions or trends in our industry or markets;

  •
  changes in business or regulatory conditions;

  •
  future sales of our common stock or other securities;

  •
  investor perceptions or the investment opportunity associated with our common stock relative to other investment alternatives;

  •
  a default on our indebtedness or a downgrade in our or our competitors' credit ratings;

  •
  the public's response to press releases or other public announcements by us or third parties, including our filings with the SEC;

  •
  changes in senior management or key personnel;

  •
  announcements relating to litigation;

  •
  guidance, if any, that we provide to the public, any changes in this guidance, or our failure to meet this guidance;

  •
  the sustainability of an active trading market for our stock;

  •
  changes in accounting principles; and

  •
  other events or factors, including those resulting from natural disasters, war, or acts of terrorism, or responses to these events.

        These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

        Following periods of market volatility, stockholders sometimes institute securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

         A market for our common stock may not continue, which would adversely affect the liquidity and price of our common stock.

        Following this offering, the price of our common stock may fluctuate significantly due to the market's reaction to the offering and general market and economic conditions. An active trading market for our common stock may not be sustained. In addition, the price of our common stock after this offering can vary due to general economic conditions and forecasts, our general business condition and the release of its financial reports. Additionally, if our common stock becomes delisted from Nasdaq for any reason, and is quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our common stock may be more limited than if it was quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your shares of common stock unless a market can be established or sustained.

         Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

        We intend to retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount, and payment of any future dividends on shares of common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition, and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing debt agreements and may be limited by covenants of any future indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

         A small number of stockholders have significant influence over us and these stockholders' interests may not align with other stockholders.

        Prior to giving effect to this offering, HOVS LLC and HandsOn Fund 4 I, LLC and certain of their respective affiliates (collectively, the "HGM Group") beneficially own over 50% of our outstanding common stock. As long as the HGM Group owns or controls a significant percentage of outstanding voting power, it will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. In addition, pursuant to the terms of the Director Nomination Agreement, the HGM Group (as well as Apollo Novitex Holdings, L.P.) have certain nomination rights with respect to our board of directors and consent rights over certain corporate actions.

        Additionally, the HGM Group's interests may not align with the interests of our other stockholders. The HGM Group is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The HGM Group may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Our certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of the HGM Group and the HGM Group does not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.

        Further, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of stockholders intend to sell shares, could reduce the market price of our common stock.

         If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

        The trading market for our common stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

         The price of our shares of common stock has been, and may continue to be, volatile. This may affect the ability of our investors to sell their shares, and the value of an investment in our shares of common stock may decline.

        Since the closing of the Business Combination, our shares of common stock traded as high as $8.94 per share and as low as $4.37 per share. Due to the volatility of the market for our common stock, the market price for our shares may be significantly affected by factors such as variations in quarterly and yearly operating results or changes in state, provincial or federal regulations affecting us and our industry. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Such broad market fluctuations may adversely affect the market price of our common stock.

         The conversion of our Series A Convertible Preferred Stock following a "fundamental change" could substantially dilute the value of shares held by existing holders of our common stock or result in a default under our existing indebtedness.

        The conversion of the Series A Convertible Preferred Stock following the occurrence of a "fundamental change," as defined in the Certificate of Designations, Preferences, Rights and Limitations of Series A Perpetual Convertible Preferred Stock of Exela ("Certificate of Designations"), including a delisting of our securities by a national securities exchange or a change of control of us, could result in substantial dilution in the value of the shares of the outstanding our common stock and the voting power represented thereby.

        Upon a fundamental change, if we do not redeem the Series A Convertible Preferred Stock, the Certificate of Designations may provide for a decrease in the conversion price to $0.10 per share of our common stock if the price in respect of such fundamental change is at or below $0.10. After the fifth anniversary of the issue date, the maximum number of shares of our common stock issuable upon conversion will not exceed 85% of the total number of shares of our common stock outstanding on a fully-diluted basis. As a result, if we do not redeem the Series A Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock could receive up to 85% of our common stock after exercising their conversion rights upon a fundamental change. In addition, upon such conversion, we may be in default of our outstanding indebtedness or be required to make an offer to repurchase our outstanding indebtedness. Furthermore, due to dilution that could result from the number of shares of our common stock that may be issuable, we may have difficulty raising funds through future equity offerings at an attractive price. As of April 5, 2018, 4,625,000 shares of our Series A Convertible Preferred Stock have been converted into 5,654,570 shares of common stock and 4,569,233 shares of Series A Convertible Preferred Stock remain outstanding.

         Our second amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or stockholders.

        Our second amended and restated certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of our Company to the Company or the Company's stockholders, (iii) action asserting a claim against the Company or any director, officer, or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law (the "DGCL") or our second amended and restated certificate of incorporation or our bylaws, or (iv) action asserting a claim against the Company or any director, officer, or other employee of the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our second amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

         Our second amended and restated certificate of incorporation includes provisions limiting the personal liability of our directors for breaches of fiduciary duty under the DGCL.

        Our second amended and restated certificate of incorporation contains a provision permitted under the DGCL relating to the liability of directors. This provision eliminates a director's personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty.

        The principal effect of the limitation on liability provision is that a stockholder may be unable to prosecute an action for monetary damages against a director. The inclusion of this provision in our second amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

USE OF PROCEEDS

        The selling stockholder will receive all of the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus supplement. We will not receive any proceeds from the sale of shares being sold pursuant to this prospectus supplement, including from any exercise by the underwriters of their option to purchase additional shares. We will bear a portion of the expenses of the offering of the common stock by the selling stockholder, except that the selling stockholder will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes and legal expenses on the sale of the common stock by the selling stockholder. See "Selling Stockholder."

 DIVIDEND POLICY

        We have not paid any cash dividends on shares of our common stock to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends is within the discretion of our board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in our business operations and, accordingly, the board of directors does not anticipate declaring any dividends in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

        The following summary describes our capital stock and the material provisions of our second amended and restated certificate of incorporation (our "certificate of incorporation") and our amended and restated bylaws (our "bylaws") and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, copies of which are on file with the SEC. See "Where You Can Find More Information."

General

        Our certificate of incorporation authorizes the issuance of 1,620,000,000 shares of capital stock, consisting of (i) 1,600,000,000 shares of common stock and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. As of April 5, 2018, there were 152,565,218 shares of common stock outstanding, 4,569,233 shares of preferred stock outstanding and 35,000,000 warrants outstanding that were issued in connection with our initial public offering.

Common Stock

Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

        Our stockholders are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. We have not paid any cash dividends on shares of our common stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends is within the discretion of the board of directors.

Liquidation, Dissolution and Winding Up

        In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of Exela, the holders of our common stock are entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

        Our stockholders have no preemptive or other subscription rights and there are no sinking fund, conversion, or redemption provisions applicable to our common stock.

Election of Directors

        The board of directors is currently divided into three classes, Class A, Class B and Class C, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our common stock.

Preferred Stock

        Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

        In connection with the consummation of the Business Combination, we issued 9,194,233 shares of Series A Convertible Preferred Stock in a private placement. As of April 5, 2018, 4,625,000 shares of the Series A Convertible Preferred Stock were converted into common stock. The terms, rights, obligations and preferences of the Series A Preferred Stock are set forth in the Certificate of Designation, which has been filed with our certificate of incorporation with the Secretary of State of the State of Delaware following the closing of the Business Combination. For more information on the Series A Convertible Preferred Stock, see our Definitive Proxy Statement.

The Director Nomination Agreements

        At the closing of the Business Combination, we entered into a Director Nomination Agreement with each of the HGM Group and Apollo Novitex Holdings, L.P. (each a "Seller"), which will remain in effect for so long as the applicable Seller (or Seller's affiliate) continues to beneficially own at least 5% of the then outstanding shares of our common stock (without giving effect to the exercise of any outstanding warrants to purchase our common stock). The Director Nomination Agreements will require that the individuals nominated for election as directors by our board of directors shall include a number of individuals selected by each of the Sellers such that, upon the election of each such individual, and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of the board, as a director of our company, the individuals selected by each Seller (or Seller's affiliate) shall be: for so long as the applicable Seller beneficially owns at least 35% of the then outstanding shares of our common stock (without giving effect to the exercise of any outstanding warrants to purchase our common stock), three directors; for so long as the applicable Seller beneficially owns at least 15%, but less than 35%, of the then outstanding shares of our common stock (without giving effect to the exercise of any outstanding warrants to purchase our common stock), two directors; and for so long as the applicable Seller (or Seller's affiliate) beneficially owns at least 5%, but less than 15%, of the then outstanding shares of our common stock (without giving effect to the exercise of any outstanding warrants to purchase our common stock), one director. In the case of a vacancy on our board of directors created by the removal or resignation of an individual selected for nomination by a Seller (or Seller's affiliate), the Director Nomination Agreements will require us to appoint another individual selected by the applicable Seller. The Director Nomination Agreements also provide for observation rights for each Seller (or Seller's Affiliate) to the extent that it has a right of nomination that it does not utilize.

        In addition, the Director Nomination Agreements provide that for so long as a Seller continues to beneficially own at least 15% of the then outstanding shares of our common stock (without giving effect to the exercise of any outstanding warrants to purchase our common stock), we cannot, without the consent of such Seller, engage in certain related party transactions, adopt an equity incentive plan or amend the same to increase the number of securities that may be granted thereunder, issue certain equity securities, including with a fair market value of more than $100 million, amend our certificate of incorporation or bylaws in a manner that adversely affects such Seller's rights under the Director Nomination Agreement or has a disproportionate impact on the interests of such Seller, enter into certain new lines of business, or increase or decrease the size of the board of directors or change the classes on which the members of the board of directors serve.

Certain Anti-Takeover Provisions of Delaware Law

Staggered board of directors

        Our certificate of incorporation provides that the board of directors is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual meetings.

Special meeting of stockholders

        Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of the board of directors, by the president or by the chairman or by the secretary at the request in writing of stockholders owning a majority of the issued and outstanding capital stock entitled to vote.

Advance notice requirements for stockholder proposals and director nominations

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder's notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder's notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders' meeting. These provisions may preclude our stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but unissued shares

        Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 Opt Out

        Pursuant to our certificate of incorporation, we have opted out of the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

  •
  a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder");

  •
  an affiliate of an interested stockholder; or

  •
  an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A "business combination" includes a merger or sale of more than 10% of our assets.

        However, the above provisions of Section 203 do not apply if:

  •
  the board of directors approves the transaction that made the stockholder an "interested stockholder," prior to the date of the transaction;

  •
  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        We have opted out of the provisions of Section 203 of the Delaware General Corporation Law because we believe this statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Exclusive Forum Selection

        Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder's counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent

        Our transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing

        Our common stock is listed on the Nasdaq under the symbol "XELA."

SELLING STOCKHOLDER

        The following table sets forth, as of the date of this prospectus supplement, the name of the selling stockholder offering shares under this prospectus supplement, and the aggregate number of shares of common stock that the selling stockholder is offering pursuant to this prospectus supplement. The percentages of shares of common stock owned by the selling stockholder are based on 152,565,218 shares of common stock that are outstanding as of April 5, 2018, determined in accordance with Rule 13d-3 under the Exchange Act. Selling stockholder information for each additional selling stockholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any sale of such selling stockholder's shares pursuant to this prospectus supplement.

	Shares Beneficially Owned Immediately Prior to Offering		Shares Offered Hereby	Shares Beneficially Owned Immediately After Offering		Shares Beneficially Owned After Offering and Underwriters' Option to Purchase Additional Shares (if exercised in full)
Name of Selling Stockholder	Number	%	Number	Number	%	Number	%
Ex-Sigma 2 LLC(1)	88,175,973	55.8%	7,000,000	81,175,973	52.1%	80,125,973	51.4%

(1)
Share totals and ownership percentage include 3,263,473 shares of Common Stock issuable upon the conversion of 2,669,233 shares of Series A Preferred Stock, which shares are pledged to secure borrowings incurred by Ex-Sigma in connection with the Business Combination. Ex-Sigma 2 LLC, a Delaware limited liability company ("Ex-Sigma 2"), directly owns 84,912,500 shares of Common Stock and 2,669,233 shares of Series A Convertible Preferred Stock, which may be converted into 3,262,474 shares of Common Stock. Ex-Sigma LLC ("Ex-Sigma") is the sole equityholder of Ex-Sigma 2. HOVS LLC, a Delaware limited liability company ("HOVS"), HandsOnFund 4 I LLC, a Nevada limited liability company ("HOF 4"), HOV Capital III, LLC, a Nevada limited liability company ("HOV 3"), each directly own interests in Ex-Sigma. HOVS is a wholly-owned subsidiary of HOV Services Ltd., an Indian limited company ("HOV Services"). Adesi 234 LLC, a Nevada limited liability company ("Adesi"), and HOF 2 LLC, a Nevada limited liability company ("HOF 2"), together own a majority of the equity interests of HOV 3. HandsOn Global Management, LLC, a Delaware limited liability company ("HGM"), owns 1,250,000 shares of Common Stock. Mr. Par Chadha may be deemed to control HGM , Ex Sigma 2, Ex-Sigma, HOVS, HOF 4, HOV 3, Adesi, and HOF 2 LLC and each may be deemed to share beneficial ownership of the Common Shares. In connection with the Business Combination, HOVS, HOF 4 and certain of their affiliates entered into a Director Nomination Agreement with the Company pursuant to which HOVS, HOF 4 and certain of their affiliates are entitled to nominate a certain number of directors to the board of directors of the Company based on ownership thresholds in the Company. Mr. Par Chadha is currently Chairman of the board of directors of the Company. The principal business address of Ex-Sigma 2 and HGM is 8550 West Desert Inn Road, Suite 102-452, Las Vegas, Nevada 89117.

 MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S.
HOLDERS OF OUR COMMON STOCK

        The following is a summary of the material U.S. federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock sold pursuant to this offering as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

        A "non-U.S. holder" means a person (other than a partnership) that is a beneficial owner of our common stock and that is not for U.S. federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and U.S. Treasury regulations, administrative rulings and judicial decisions as of the date hereof, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below. This summary does not address all aspects of U.S. federal income and estate taxes that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, a financial institution, an insurance company, a mutual fund, a pension plan, an S corporation, a broker-dealer, a trader in securities that elects mark-to-market treatment, a regulated investment company, a real estate investment trust, a trust, an estate, a "controlled foreign corporation," a "passive foreign investment company," a tax-exempt organization (including a private foundation), a person that holds our common stock as part of a "straddle," "hedge," "conversion," "synthetic security," "constructive ownership transaction," "constructive sale," or other integrated transaction for United States federal income tax purposes, a person subject to the alternative minimum tax provisions of the Code, a person who actually or constructively owns 5 percent or more of our common stock, a person who holds or receives our common stock pursuant to the exercise of an employee stock option or otherwise as compensation or a partnership or other pass-through entity for U.S. federal income tax purposes).

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        This summary is limited to U.S. federal income and estate tax aspects and does not address the tax consequences under non-U.S., state or local tax laws or any other non-income tax laws (such as gift tax laws). It also does not consider the impact of the alternative minimum tax or the Medicare contribution tax on net investment income.

        THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON

STOCK, YOU SHOULD CONSULT YOUR TAX ADVISORS CONCERNING THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP OR DISPOSITION OF OUR COMMON STOCK, AS WELL AS ANY OTHER APPLICABLE FEDERAL, STATE, LOCAL, NON-U.S. AND NON-INCOME TAX CONSEQUENCES.

Dividends

        As noted above in the section of this prospectus supplement entitled "Dividend Policy," we have no current plans to make distributions on our common stock. If this policy were to change, any distributions on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current or accumulated earnings and profits will generally constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the common stock, but not below zero (and, subject to the discussions below of backup withholding, FATCA and of the third bullet point under "—Gain on Disposition of Common Stock," to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding). Distributions not treated as dividends and in excess of a holder's adjusted basis will generally be treated as capital gain subject to the rules discussed under "—Gain on Disposition of Common Stock."

        Subject to the discussions below of backup withholding and FATCA, dividends paid to a non-U.S. holder of our common stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty and avoid backup withholding, as discussed below, for dividends generally will be required (a) to complete the applicable Internal Revenue Service ("IRS") Form W-8BEN or form W-8BEN-E (as applicable) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

        Subject to the discussion of backup withholding and FATCA below, any gain realized on the sale, exchange, or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock.

        A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale or other disposition under regular graduated U.S. federal income tax rates applicable to such holder as if it were a United States person as defined under the Code. In addition, if a non-U.S. holder described in the first bullet point immediately above is a corporation for U.S. federal income tax purposes, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (subject to adjustments) or at such lower rate as may be specified by an applicable income tax treaty.

        An individual non-U.S. holder described in the second bullet point immediately above will generally be subject to a flat 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for U.S. federal income tax purposes. In the event we do become a "United States real property holding corporation," as long as our common stock is regularly traded on an established securities market, our common stock will be treated as "United States real property interests," subjecting gain to U.S. federal income tax, only with respect to a non-U.S. holder that actually or constructively holds more than 5% of our common stock at some time during the applicable period, but there can be no assurance that our common stock will be treated as regularly traded on an established securities market.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        Information reporting generally will apply to the amount of dividends paid to each non-U.S. holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

        Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as "FATCA"), a 30% U.S. federal withholding tax applies to any dividends paid on our common stock, and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a "foreign financial institution" (as specifically defined in the Code) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a "non-financial foreign entity" (as specifically defined in the Code) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under "—Dividends," the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury Regulations may modify these requirements. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITERS (CONFLICT OF INTEREST)

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as representatives, have severally agreed to purchase, and the selling stockholder has agreed to sell to them the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	3,045,000
RBC Capital Markets, LLC	2,205,000
Cantor Fitzgerald & Co.	875,000
Nomura Securities International, Inc.	875,000

Total:	7,000,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' option to purchase additional shares described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        The selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,050,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,050,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$5.00	$35,000,000	$40,250,000
Underwriting discounts and commissions to be paid by the selling stockholder:	$0.30621124	$2,143,478.68	$2,465,000.48
Proceeds, before expenses, to selling stockholder	$4.69378876	$32,856,521.32	$37,784,999.52

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $745,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $12,000.

        Our common stock is listed on Nasdaq under the symbol "XELA".

        We and all directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the "restricted period"):

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or make any demand for or exercise any right with respect to, the registration of such securities; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        The restrictions described in the immediately preceding paragraph do not apply to:

  •
  the sale of shares to the underwriters; or

  •
  the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

  •
  transfers of shares of common stock or any security convertible into common stock as a bona fide gift, or distributions of shares of common stock or any security convertible into common stock to limited partners or stockholders of the undersigned; provided that in the case of any such transfer or distribution (i) each donee, distributee or transferee shall sign and deliver a lock-up letter in substantially the same form and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

  •
  transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

        The selling stockholder has agreed to enter into a similar letter agreement, however the restrictions in such agreement do not apply to sales by the selling stockholder of common stock to satisfy margin calls pursuant to margin loans in existence on the date of this prospectus, and further that such restrictions shall not apply if the selling stockholder ceases to hold 5% or more of the equity securities of the Company.

        A certain other stockholder of the Company has also agreed to enter into a similar agreement to the selling stockholder, however the restrictions in such agreement additionally do not apply to shares acquired by such stockholder in a private placement with the Company on July 12, 2017. In addition, such restrictions shall further not apply to transfers of shares of common stock or any security convertible into common stock: to any trust or entity wholly-owned by one or more trusts for the direct or indirect benefit of (i) the stockholder or its stockholders, partners, members or beneficiaries or (ii) of any individual related to the stockholder or to the stockholders, partners, members or beneficiaries of the stockholder, by blood, marriage or adoption and not more remote than first cousin; by the stockholder to any of its wholly-owned subsidiaries, or to affiliates, stockholders, partners, members or beneficiaries of the stockholder; pursuant to any take-over bid, acquisition, sale or merger involving the Company, provided that any public announcement or public filing under Section 16(a) of the Exchange Act required to be made during the restricted period in connection with such transfers or dispositions shall clearly indicate in the footnotes thereto or comments section thereof that such transfer or disposition was made solely pursuant to the circumstances described in the applicable clause.

        Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

        The underwriters may offer and sell shares of common stock through one or more of their respective affiliates or selling agents.

        We have been informed that on April 11, 2018, Morgan Stanley & Co. LLC, on behalf of the underwriters of this offering, purchased 483 shares of common stock at an average price of $4.9986 per share in stabilizing transactions in accordance with Regulation M.

Conflict of Interest

        An affiliate of Morgan Stanley & Co. LLC will receive certain of the proceeds to the selling stockholder in this offering in connection with the repayment by the selling stockholder of certain loans extended to the selling stockholder by such affiliate. As such, Morgan Stanley & Co. LLC and/or their affiliates will be receiving more than 5% of the net offering proceeds resulting in a "conflict of interest" pursuant to FINRA Rule 5121(f)(5)(C). Therefore, this offering will be conducted in accordance with FINRA Rule 5121, which requires that Morgan Stanley & Co. LLC, who has a conflict of interest, not make sales to discretionary accounts without the prior written consent of the account holder and that a qualified independent underwriter ("QIU"), as defined in Rule 5121, participates in the preparation of the registration statement of which this prospectus forms a part and performs its usual standard of due diligence with respect thereto. RBC Capital Markets, LLC has agreed to act as QIU for this offering.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA") received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Canada

        The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

        The contents of this document have not been reviewed or approved by any regulatory authority in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purposes of issue, this document or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" (as such term is defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) ("SFO") and the subsidiary legislation made thereunder); or in circumstances which do not result in this document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) ("CO"); or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares is personal to the person to whom this document has been delivered, and a subscription for shares will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong, or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

        The validity of shares of our common stock offered by this prospectus supplement will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Kirkland & Ellis LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Exela Technologies, Inc. as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Quinpario Acquisition Corp. 2, incorporated in this prospectus supplement by reference to the Proxy Statement, as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 and for the period from July 15, 2014 to December 31, 2014, have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of SourceHOV Holdings, Inc., incorporated in this prospectus supplement by reference to the Proxy Statement, as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been so incorporated herein in reliance upon the report of KPMG LLP, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

        The audited historical financial statements of Novitex Holdings, Inc., incorporated in this prospectus supplement by reference to the Proxy Statement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.exelatech.com, go to Investors & SEC Filings to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement. You should not rely on any such information in making your decision whether to purchase our common stock. You may also read and copy materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the shares of our common stock being offered by this prospectus supplement. This prospectus supplement and the related prospectus, which constitute part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the common stock offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus supplement regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede such information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date we terminate the offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 16, 2018 as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 10, 2018;

  •
  our Current Reports on Form 8-K, as filed with the SEC on April 10, 2018;

  •
  the financial statements of Quinpario Acquisition Corp. 2 as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 and for the period from July 15, 2014 to December 31, 2014, (ii) the consolidated financial statements of SourceHOV Holdings, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, (iii) the audited historical financial statements of Novitex Holdings, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 and (iv) the unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2017 and as of and for the year ended December 31,

    2016, each as included in our our Definitive Proxy Statement on Schedule 14A (our "Proxy Statement") filed with the SEC on June 26, 2017;

  •
  Exhibits 99.1 and 99.3 of our Current Report on Form 8-K/A as filed with the SEC on August 9, 2017; and

  •
  the description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on December 15, 2014 (File No. 001-36788).

        We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Investor Relations, Exela Technologies, Inc., 2701 E. Grauwyler Rd., Irving, TX 75061, or contact Investor Relations at (972) 821-5808.

        A statement contained in a document incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus supplement modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Prospectus

Exela Technologies, Inc.

146,665,929 Shares of Common Stock

        The selling stockholders named in this prospectus (the "Selling Stockholders") may offer and sell from time to time up to 146,665,929 shares of our common stock, par value $0.0001 per share ("Common Stock"), covered by this prospectus, which includes up to 139,092,623 shares of our Common Stock and 7,573,306 shares of our Common Stock that are issuable upon the conversion of 6,194,233 shares of Series A Perpetual Convertible Preferred Stock, par value $0.0001 ("Series A Convertible Preferred Stock"). The shares that may be offered and sold from time to time pursuant to this prospectus include (i) 80,600,000 shares of Common Stock issued to the sole stockholder of SourceHOV Holdings, Inc. ("SourceHOV") and 30,600,000 shares of Common Stock issued to the sole stockholder of Novitex Holdings, Inc. ("Novitex") pursuant to the Business Combination consummated under the Business Combination Agreement (as defined below), (ii) 21,700,265 shares of Common Stock issued in a private placement to certain investors in connection with the Business Combination, (iii) 7,573,306 shares of Common Stock issuable upon the conversion of 6,194,233 shares of Series A Convertible Preferred Stock issued in a private placement to certain investors in connection with the Business Combination, (iv) 3,667,803 shares of Common Stock previously issued upon conversion of the Company's Series A Convertible Preferred Stock and (v) 2,524,555 shares of Common Stock issued in a private placement to certain investors in respect of fees and other consideration in connection with the Business Combination.

        On February 21, 2017, we entered into that certain Business Combination Agreement (as amended, the "Business Combination Agreement"), with Quinpario Merger Sub I, Inc. ("SourceHOV Merger Sub"), Quinpario Merger Sub II, Inc. ("Novitex Merger Sub"), SourceHOV, Novitex, HOVS LLC, HandsOn Fund 4 I, LLC and Novitex Parent, L.P. ("Novitex Parent"), as amended by that certain Consent, Waiver and Amendment, dated June 15, 2017, by and among Exela Technologies, Inc. ("Exela"), SourceHOV Merger Sub, Novitex Merger Sub, SourceHOV, Novitex, Novitex Parent, Ex-Sigma LLC, HOVS LLC and HandsOn Fund 4 I, LLC (the "Modification Agreement"). On July 12, 2017, pursuant to the terms of the Business Combination Agreement, SourceHOV Merger Sub merged with and into SourceHOV, with SourceHOV continuing as the surviving company and an indirect subsidiary of Exela, and Novitex Merger Sub merged with and into Novitex, with Novitex as the surviving company and an indirect subsidiary of Exela (collectively, the "Business Combination"). Upon consummation of the Business Combination, we changed our corporate name to "Exela Technologies, Inc." For more information on the Business Combination and Exela Technologies, Inc., see our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 26, 2017 and our Current Reports on Form 8-K, filed with the SEC on July 18, 2017.

        We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders or by us pursuant to this prospectus. However, for certain shares registered pursuant to the Registration Rights Agreement (as defined below), we will pay certain expenses, other than any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal fees, associated with the sale of shares pursuant to this prospectus.

        Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders may sell the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices, and may be subject to restrictions on their ability to sell. We provide more information about how the Selling Stockholders may sell the shares in the section entitled "Plan of Distribution."

        Our Common Stock is traded on The Nasdaq Capital Market ("Nasdaq") under the symbol "XELA." On September 18, 2017, the last reported sales prices of the Common Stock was $5.05 per share.

        We are an "emerging growth company," as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

        See "Risk Factors" on page 2 to read about factors you should consider before investing in our securities.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2017.

        Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus or any associated "free writing prospectus." In this prospectus, any reference to an applicable prospectus supplement may refer to a "free writing prospectus," unless the context otherwise requires. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a "shelf" registration process. Under this shelf process, the Selling Stockholders may, from time to time, offer and sell shares of our Common Stock in one or more offerings.

        We will not receive any proceeds from the sale of shares of Common Stock to be offered by the Selling Stockholders pursuant to this prospectus. However, for certain Selling Stockholders that are party to the Registration Rights Agreements, we will pay the expenses, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses, associated with the sale of shares pursuant to this prospectus. To the extent appropriate, we and the Selling Stockholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. Any applicable prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

        Unless the context indicates otherwise, the terms "Company," "we," "us" and "our" refer to Exela Technologies, Inc.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information about us by referring you to another document filed

i

separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2016 (our "Annual Report") filed with the SEC on March 6, 2017;

  •
  Our Quarterly Reports on Form 10-Q (our "Quarterly Reports") for the quarters ended March 31, 2017, filed with the SEC on May 10, 2017, and June 30, 2017, filed with the SEC on August 9, 2017;

  •
  Our Current Reports on Form 8-K (our "Current Reports"), filed with the SEC on January 6, January 17, January 20, February 1, February 22, June 21, June 29, July 12, July 18, 2017, August 10, 2017 and September 13, 2017;

  •
  Our Definitive Proxy Statement on Schedule 14A (our "Annual Meeting Definitive Proxy Statement") filed with the SEC on June 14, 2017;

  •
  Our Definitive Proxy Statement on Schedule 14A (our "Definitive Proxy Statement") filed with the SEC on June 26, 2017; and

  •
  The description of our Common Stock included in the Registration Statement on Form 8-A, filed with the SEC on December 15, 2014 (File No. 001-36788).

        We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein) after the date of this prospectus and prior to the completion of the offering of all securities covered by this prospectus and any accompanying prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

        If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Exela Technologies, Inc.
2701 E. Grauwyler Rd.
Irving, TX 75061
(214) 740-6500

        You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

FORWARD-LOOKING STATEMENTS

        This prospectus and any accompanying prospectus supplement and the documents incorporated herein or therein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "might," "will," "should," "can have," "likely," "continue," "design" and other words and terms of similar expressions, are intended to identify forward-looking statements.

        We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

        Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ from those expressed in our forward-looking statements. Our future financial position and results of operations, as well as any forward-looking statements are subject to change and inherent risks and uncertainties, including those described in the section entitled "Risk Factors" herein and in our Annual Report, Quarterly Reports and Definitive Proxy Statement, which are incorporated by reference into this prospectus, or any subsequently filed Annual Report or Quarterly Reports incorporated by reference into this prospectus. You should consider our forward-looking statements in light of a number of factors that may cause actual results to vary from our forward-looking statements including, but not limited to:

  •
  the outcome of any legal proceedings that may be instituted against us, Novitex or SourceHOV related to the Business Combination and transactions contemplated thereby;

  •
  our ability to maintain the listing of our Common Stock on Nasdaq following the Business Combination;

  •
  the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

  •
  the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the SourceHOV and Novitex businesses, and the ability of the combined business to grow and manage growth profitably;

  •
  costs related to the Business Combination;

  •
  changes in applicable laws or regulations;

  •
  the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

  •
  other risks and uncertainties, including those under "Risk Factors" in our other filings with the SEC.

        You should not rely upon forward-looking statements as predictions of future events. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The forward-looking statements contained in this prospectus are made as of the date hereof, and we assume no obligation to update or supplement any forward-looking statements.

        See "Risk Factors" herein and incorporated from our Annual Report, Quarterly Reports and Definitive Proxy Statement and other filings we make with the SEC for a more complete discussion of the risks and uncertainties mentioned above and for a discussion of other risks and uncertainties. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus, our Annual Report, Quarterly Reports, Definitive Proxy Statement and hereafter in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. Note that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere or incorporated by reference into this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the section titled "Risk Factors" and our historical consolidated financial statements and related notes incorporated by reference from our Annual Report, Quarterly Reports and Definitive Proxy Statement and other filings we have made with the SEC.

        Exela, formerly known as Quinpario Acquisition Corp. 2, was formed in July 2014 as a Delaware special purpose acquisition company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Exela and one or more businesses.

        On February 21, 2017, Exela entered into that certain Business Combination Agreement (as amended, the "Business Combination Agreement"), with Quinpario Merger Sub I, Inc. ("SourceHOV Merger Sub"), Quinpario Merger Sub II, Inc. ("Novitex Merger Sub"), SourceHOV Holdings, Inc. ("SourceHOV"), Novitex Holdings, Inc. ("Novitex"), HOVS LLC, HandsOn Fund 4 I, LLC and Novitex Parent, L.P. ("Novitex Parent"), as amended by that certain Consent, Waiver and Amendment, dated June 15, 2017, by and among the Company, SourceHOV Merger Sub, Novitex Merger Sub, SourceHOV, Novitex, Novitex Parent, Ex-Sigma LLC, HOVS LLC and HandsOn Fund 4 I, LLC (the "Modification Agreement"). On July 12, 2017, pursuant to the terms of the Business Combination Agreement, SourceHOV Merger Sub merged with and into SourceHOV, with SourceHOV continuing as the surviving company and an indirect subsidiary of Exela, and Novitex Merger Sub merged with and into Novitex, with Novitex as the surviving company and an indirect subsidiary of Exela (collectively, the "Business Combination"). Upon consummation of the Business Combination, we changed our corporate name to "Exela Technologies, Inc." For more information on the Business Combination and Exela, see our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 26, 2017 and our Current Report on Form 8-K, filed with the SEC on July 18, 2017.

        This prospectus relates to the resale by the selling stockholders named in this prospectus (the "Selling Stockholders") of up to 146,665,929 shares of our common stock, par value $0.0001 per share ("Common Stock"), covered by this prospectus, which includes up to 139,092,623 shares of our Common Stock and 7,573,306 shares of our Common Stock that are issuable upon the conversion of 6,194,233 shares of Series A Perpetual Convertible Preferred Stock, par value $0.0001 ("Series A Convertible Preferred Stock"). The shares that may be offered and sold from time to time pursuant to this prospectus include (i) 80,600,000 shares of Common Stock issued to the sole stockholder of SourceHOV and 30,600,000 shares of Common Stock issued to the sole stockholder of Novitex pursuant to the Business Combination consummated under the Business Combination Agreement, (ii) 21,700,265 shares of Common Stock issued in a private placement to certain investors in connection with the Business Combination, (iii) 7,573,306 shares of Common Stock issuable upon the conversion of 6,194,233 shares of Series A Convertible Preferred Stock issued in a private placement to certain investors in connection with the Business Combination, (iv) 3,667,803 shares of Common Stock previously issued upon conversion of the Company's Series A Convertible Preferred Stock and (v) 2,524,555 shares of Common Stock issued in a private placement to certain investors in respect of fees and other consideration in connection with the Business Combination.

        We are registering the offer and sale of the shares to satisfy certain registration rights we have granted to the Selling Stockholders. See "Selling Stockholders." We will not receive any of the proceeds from the sale of the shares hereunder. See "Use of Proceeds."

        Our Common Stock is traded on Nasdaq under the symbol "XELA". The mailing address of our principal executive office is 2701 E. Grauwyler Rd., Irving, TX 75061. We maintain a website at www.exelatech.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus.

RISK FACTORS

        Our business is subject to uncertainties and risks. You should consider carefully all of the information set forth in any accompanying prospectus supplement and the documents incorporated by reference herein and therein, unless expressly provided otherwise, including the risk factors incorporated by reference from our Annual Report, Quarterly Reports, Definitive Proxy Statement and other filings we make with the SEC. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered by us to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. The market price of our Common Stock could decline if one or more of these risks or uncertainties actually occur, causing you to lose all or part of your investment in our Common Stock. See "Where You Can Find More Information" elsewhere in this prospectus.

USE OF PROCEEDS

        All of the shares of Common Stock offered by the Selling Stockholders, including any shares of Common Stock issuable upon conversion of the Series A Preferred Stock, pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

        For the Selling Stockholders that are party to the Registration Rights Agreement, which is more fully described below, the Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of the shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING STOCKHOLDERS

        This prospectus relates to the resale by the Selling Stockholders from time to time of up to 146,665,929 shares of our Common Stock. The Selling Stockholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the "Selling Stockholders" in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders' interest in Common Stock other than through a public sale.

        The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, and the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus, which includes any shares of our Common Stock that are issuable upon conversion of the Series A Convertible Preferred Stock. The percentages of shares of Common Stock owned by a particular holder are based on 149,967,151 shares of Common Stock that are outstanding as of September 1, 2017, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The Series A Convertible Preferred Shares are not convertible within 6 months of the date of issuance, except in the case of a Fundamental Change (as defined in the Certificate of Designations, Preferences, Rights and Limitations of Series A Perpetual Convertible Preferred Stock of Exela).

        We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Common Stock.

        Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder's shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling

Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See "Plan Of Distribution."

	Before the Offering			After the Offering
Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Common Stock	Number of Shares Being Offered	Number of Shares	Percentage of Outstanding Common Stock
Apollo Novitex Holdings, L.P.(1)	968,750	*	968,750	—	—
Avenue PPF Opportunities Fund, L.P.	55,000	*	55,000	—	—
Avenue Special Opportunities Fund II, L.P.	70,000	*	70,000	—	—
Cantor Fitzgerald & Co.(2)	387,203	*	387,203	—	—
Credit Suisse Securities (USA) LLC(3)	1,000,000	*	1,000,000	—	—
Delos Investment Fund, LP(4)	1,889,639	1.3%	1,889,639	—	—
Deutsche Bank Securities Inc.(5)	625,000	*	625,000	—	—
Ex-Sigma 2 LLC(6)	88,175,973	57.5%	88,175,973
Greenlight Capital, Inc.(7)	8,384,689	5.6%	8,384,689	—	—
Halcyon Solutions Master Fund LP(8)	44,856	*	28,527	16,329	*
HandsOn Global Management, LLC(9)	1,250,000	*	1,250,000	—	—
Harperbee, LLC	125,000	*	125,000	—	—
HCN LP(10)	314,275	*	199,868	114,407	*
KeySquare Capital Management LLC(11)	1,833,939	1.2%	1,833,939	—	—
Laurion Capital Master Fund Ltd.(12)	1,000,000	*	1,000,000	—	—
Loomis Sayles Bond Fund	159,286	*	159,286	—	—
Loomis Sayles Strategic Income Fund	122,857	*	122,857	—	—
North Haven Credit Partners II L.P.(13)	285,714	*	285,714	—	—
Novitex Parent, L.P.(1)	30,600,000	20.4%	30,600,000	—	—
RBC Capital Markets, LLC(14)	250,000	*	250,000	—	—
Rothschild Inc.(15)	750,000	*	750,000	—	—
Scoggin International Fund Ltd(16)	2,058,783	1.4%	1,880,212	178,571	*
State of Connecticut	3,571	*	3,571	—	—
Sunrise Partners Limited Partnership	2,378,300	1.6%	400,000	1,978,300	1.3%
Third Point Loan LLC	1,361,313	*	1,361,313	—	—
Union Square Park Partners, LP(17)	507,828	*	190,328	317,500	*
Watermill Institutional Trading LLC	625,000	*	625,000	—	—
York Capital Management, L.P.(18)	1,905,838	1.3%	1,905,838	—	—
York Multi-Strategy Master Fund, L.P.	946,428	*	946,428	—	—
York Select, L.P.(19)	816,788	*	816,788	—	—
York Select Investors Master Fund, L.P.	137,067	*	137,067	—	—
York Select Master Fund, L.P.	237,933	*	237,933	—	—

*
Represents less than 1%

(1)
Does not reflect the expected distribution (the "Distribution") by Novitex Parent (at a time to be determined) of its shares of Common Stock, 27,678,386 of which are to be distributed to Apollo Novitex Holdings, L.P. and the remainder of which are expected to be distributed to certain management personnel of Apollo Novitex Holdings L.P. (including Mr. Lipman) and other minority interest holders in Novitex Parent. Such recipients of shares of Common Stock in the Distribution will be Selling Stockholders and will be entitled to resell such shares of Common Stock pursuant to this prospectus. Novitex Parent GP, LLC is the general partner of Novitex Parent and Apollo Novitex Holdings, L.P. Apollo Management VII, L.P. is the manager of Novitex Parent GP, LLC. AIF VII Management, LLC is general partner of Apollo Management VII, L.P. Apollo Management, L.P. is the sole member-manager of AIF VII Management, LLC, and Apollo Management GP, LLC is the general partner of Apollo Management, L.P. Apollo Management Holdings, L.P. is the sole member-manager of Apollo Management GP, LLC. Apollo Management Holdings GP, LLC ("Management Holdings GP") is the general partner of Apollo Management Holdings, L.P. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control of the shares of Common Stock held by Novitex Parent and Apollo Novitex Holdings, L.P. The address of each of Novitex Parent, Apollo Novitex Holdings, L.P., Novitex Parent GP, LLC, Apollo Management VII, L.P., AIF VII Management, LLC, Apollo Management, L.P., Apollo Management GP, LLC, Apollo Management Holdings, L.P. and Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(2)
Includes 152,828 shares of Common Stock issuable upon the conversion of 125,000 shares of Series A Preferred Stock. Cantor Fitzgerald & Co. served as underwriter in the initial public offering of Quinpario Acquisition Corp. 2 ("Quinpario") and as capital markets adviser in the Business Combination.

(3)
Credit Suisse Securities (USA) Inc., DBA Credit Suisse Securities (USA) LLC's address is 11 Madison Avenue, New York, NY 10010. Credit Suisse Securities (USA) LLC has sole voting and investment power over the shares. Credit Suisse acted as lead arranger and administrative agent on Novitex's senior secured credit facility and was a lender under Novitex's revolving credit facility. Credit Suisse also acted as M&A advisor to Novitex in conjunction with the Business Combination.

(4)
From October 31, 2014 until July 17, 2017, Matt Constantino, as representative of Delos Investment Fund, LP, served as a director of Source HOV.

(5)
Deutsche Bank acted as capital markets advisor to Quinpario in the Business Combination and received the shares for investment banking services.

(6)
Share totals and ownership percentage include 3,263,473 shares of Common Stock issuable upon the conversion of 2,669,233 shares of Series A Preferred Stock. Ex-Sigma 2 LLC, a Delaware limited liability company ("Ex-Sigma 2"), directly owns 84,912,500 shares of Common Stock and 2,669,233 shares of Series A Convertible Preferred Stock, which may be converted into 3,263,473 shares of Common Stock. Ex-Sigma LLC ("Ex-Sigma") is the sole equityholder of Ex-Sigma 2. HOVS LLC, a Delaware limited liability company ("HOVS"), HandsOnFund 4 I LLC, a Nevada limited liability company ("HOF 4"), HOV Capital III, LLC, a Nevada limited liability company ("HOV 3"), each directly own interests in Ex-Sigma. HOVS is a wholly-owned subsidiary of HOV Services Ltd., an Indian limited company ("HOV Services"). Adesi 234 LLC, a Nevada limited liability company ("Adesi"), and HOF 2 LLC, a Nevada limited liability company ("HOF 2"), together own a majority of the equity interests of HOV 3. HandsOn Global Management, LLC, a Delaware limited liability company ("HGM"), owns 1,250,000 shares of Common Stock. Mr. Par Chadha may be deemed to control HGM , Ex Sigma 2, Ex-Sigma, HOVS, HOF 4, HOV 3, Adesi, and HOF 2 LLC and each may be deemed to share beneficial ownership of the Common Shares. In connection with the Business Combination, HOVS, HOF 4 and certain of their affiliates entered into a Director Nomination Agreement with the Company pursuant to which HOVS, HOF 4 and certain of their affiliates are entitled to nominate a certain number of directors to the board of directors of the Company based on ownership thresholds in the Company. Mr. Par Chadha is currently Chairman of the board of directors of the Company. The principal business address of Ex-Sigma 2 and HGM is 8550 West Desert Inn Road, Suite 102-452, Las Vegas, Nevada 89117.

(7)
Greenlight Capital, Inc. ("Greenlight Inc.") is the investment manager for Greenlight Capital Qualified, L.P., Greenlight Capital, L.P. and Greenlight Capital Offshore Partners, and as such has voting and dispositive power over 1,481,978 shares of Common Stock held by Greenlight Capital Qualified, L.P., 262,409 shares of Common Stock held by Greenlight Capital, L.P., and 2,843,268 shares of Common Stock held by Greenlight Capital Offshore Partners. DME Advisors, LP ("DME Advisors") is the investment manager for Greenlight Reinsurance, Ltd., and as such has voting and dispositive power over 1,380,210 shares of Common Stock held by Greenlight Reinsurance, Ltd. DME Capital Management, LP ("DME Management") is the investment manager for Greenlight Capital (Gold), LP, and Greenlight Capital Offshore Master (Gold), Ltd., and as such has voting and dispositive power over 1,199,633 shares of Common Stock held by Greenlight Capital (Gold), LP and 1,217,191 shares of Common Stock held by Greenlight Capital Offshore Master (Gold), Ltd. DME Advisors GP, LLC ("DME GP") is the general partner of DME Advisors and DME Management, and as such has voting and dispositive power over the above-referenced 3,797,034 shares of Common Stock in the aggregate over which such entities have voting and dispositive power. David Einhorn is the principal of Greenlight Inc., DME Advisors, DME Management and DME GP, and as such has voting and dispositive power over the above-referenced 8,384,689 shares of Common Stock in the aggregate over which such entities have voting and dispositive power. Mr. Einhorn disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein. All references to shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock and to voting and dispositive power with respect to such shares of Common Stock assume that the Series A Convertible Preferred Stock is convertible as of the date of this prospectus.

(8)
Includes 22,906 shares of Common Stock issuable upon the conversion of 18,735 shares of Series A Preferred Stock

(9)
Ex-Sigma 2 LLC, a Delaware limited liability company ("Ex-Sigma 2"), directly owns 84,912,500 shares of Common Stock and 2,669,233 shares of Series A Convertible Preferred Stock, which may be converted into 3,263,473 shares of Common Stock. Ex-Sigma LLC ("Ex-Sigma") is the sole equityholder of Ex-Sigma 2. HOVS LLC, a Delaware limited liability company ("HOVS"), HandsOnFund 4 I LLC, a Nevada limited liability company ("HOF 4"), HOV Capital III, LLC, a Nevada limited liability company ("HOV 3"), each directly own interests in Ex-Sigma. HOVS is a wholly-owned subsidiary of HOV Services Ltd., an Indian limited company ("HOV Services"). Adesi 234 LLC, a Nevada limited liability company ("Adesi"), and HOF 2 LLC, a Nevada limited liability company ("HOF 2"), together own a majority of the equity interests of HOV 3. HandsOn Global Management, LLC, a Delaware limited liability company ("HGM"), owns 1,250,000 shares of Common Stock. Mr. Par Chadha may be deemed to control HGM , Ex Sigma 2, Ex-Sigma, HOVS, HOF 4, HOV 3, Adesi, and HOF 2 LLC and each may be deemed to share beneficial ownership of the Common Shares. In connection with the Business Combination, HOVS, HOF 4 and certain of their affiliates entered into a Director Nomination Agreement with the Company pursuant to which HOVS, HOF 4 and certain of their affiliates are entitled to nominate a certain number of directors to the board of directors of the Company based on ownership thresholds in the Company. Mr. Par Chadha is currently Chairman of the board of directors of the Company. The principal business address of Ex-Sigma 2 and HGM is 8550 West Desert Inn Road, Suite 102-452, Las Vegas, Nevada 89117.

(10)
Includes 160,488 shares of Common Stock issuable upon the conversion of 131,265 shares of Series A Preferred Stock

(11)
Share totals and ownership percentage include 1,833,939 shares of Common Stock issuable upon the conversion of 1,500,000 shares of Series A Preferred Stock

(12)
Laurion Capital Management LP, the investment manager of Laurion Capital Master Fund Ltd., has voting and investment power over the securities held by Laurion Capital Master Fund Ltd. Messrs. Benjamin A. Smith and Sheehan Maduraperuma are the managing members of Laurion Capital GP LLC, which is the general partner of Laurion Capital Management LP. Each of Laurion Capital Master Fund Ltd., Laurion Capital GP LLC, Benjamin A. Smith and Sheehan Maduraperuma disclaims beneficial ownership over these securities.

(13)
North Haven Credit Partners previously acquired certain second lien loans of SourceHOV.

(14)
RBC Capital Markets, LLC and/or its affiliates (including Royal Bank of Canada, together "RBC") has in the past and may in the future provide corporate and investment banking services to the Company (or its predecessor, Quinpario). During 2017, RBC Capital Markets, LLC and/or an affiliate thereof acted as a placement agent in connection with an equity financing by, and as a joint lead arranger, bookrunner and lender to, Quinpario, in each case in connection with the Business Combination. RBC has holdings under the Company's revolver and may, from time to time, own bonds of the Company. RBC Capital Markets, LLC also acted as financial advisor to Novitex in connection with the Business Combination.

(15)
Rothschild Inc. ("Rothschild") acted as financial advisor to SourceHOV in connection with the Business Combination and received the shares as consideration for its services. Rothschild has also provided financial advisory services from time to time to SourceHOV and its parent.

(16)
Share totals and ownership percentage include 764,141 shares of Common Stock issuable upon conversion of 625,000 shares of Series A Preferred Stock

(17)
Includes 152,828 shares of Common Stock issuable upon the conversion of 125,000 shares of Series A Preferred Stock

(18)
Share totals and ownership percentage include 855,838 shares of Common Stock issuable upon the conversion of 700,000 shares of Series A Preferred Stock

(19)
Includes 366,788 shares of Common Stock issuable upon the conversion of 300,000 shares of Series A Preferred Stock

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of our capital stock and provisions of our second amended and restated certificate of incorporation ("certificate of incorporation") and our amended and restated bylaws ("bylaws") and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and our bylaws. Our certificate of incorporation and our bylaws are incorporated by reference and filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Stock

        Our certificate of incorporation authorizes the issuance of 1,620,000,000 shares of capital stock, consisting of (i) 1,600,000,000 shares of Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of September 1, 2017, there were 149,967,151 shares of Common Stock outstanding, 6,194,233 shares of preferred stock outstanding and 35,000,000 warrants outstanding that were issued in connection with our initial public offering. For more information about our warrants, see our Definitive Proxy Statement filed with the SEC on June 26, 2017.

Common Stock

Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

        Our stockholders are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

        In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the combined company, the holders of our Common Stock are entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

        Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

        The board of directors is currently divided into three classes, Class A, Class B and Class C, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our Common Stock.

Preferred Stock

        Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

        In connection with the consummation of the Business Combination, we issued 9,194,233 shares of Series A Convertible Preferred Stock in a private placement (all of which has already been subscribed). The terms, rights, obligations and preferences of the Series A Preferred Stock are set forth in the Certificate of Designations, Preferences, Rights and Limitations of Series A Perpetual Convertible Preferred Stock of Exela, which has been filed with our certificate of incorporation with the Secretary of State of the State of Delaware following the closing of the Business Combination. For more information on the Series A Convertible Preferred Stock, see our Definitive Proxy Statement.

Dividends

        We have not paid any cash dividends on shares of our Common Stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the then board of directors.

Certain Anti-Takeover Provisions of Delaware Law

Staggered board of directors

        Our certificate of incorporation provides that the board of directors is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual meetings.

Special meeting of stockholders

        Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of the board of directors, by the president or by the chairman or by the secretary at the request in writing of stockholders owning a majority of the issued and outstanding capital stock entitled to vote.

Advance notice requirements for stockholder proposals and director nominations

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder's notice will need to be delivered to Exela's principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder's notice shall be timely if delivered to Exela's principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Exela's bylaws also specify certain requirements as to the form and content of a stockholders' meeting. These provisions may preclude Exela stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but unissued shares

        Exela's authorized but unissued shares of Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 Opt Out

        Pursuant to our certificate of incorporation, Exela has opted out of the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

  •
  a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder");

  •
  an affiliate of an interested stockholder; or

  •
  an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A "business combination" includes a merger or sale of more than 10% of our assets.

        However, the above provisions of Section 203 do not apply if:

  •
  the board of directors approves the transaction that made the stockholder an "interested stockholder," prior to the date of the transaction;

  •
  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at a meeting of Exela stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        Exela has opted out of the provisions of Section 203 of the Delaware General Corporation Law because it believes this statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire it.

Exclusive Forum Selection

        Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Exela's name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder's counsel. Although Exela believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Exela's directors and officers.

Registration Rights

        At the closing of the Business Combination, we entered into the Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") with certain of the Selling Stockholders. Pursuant to the terms of the Registration Rights Agreement, the Selling Stockholders party thereto are bound by customary restrictions on the transfer of their Common Stock, including a restriction on transfer until six months following the date of the Registration Rights Agreement, except for certain permitted transfers and with respect to certain shares that are excluded from the transfer restrictions.

        Upon the consummation of the Business Combination, certain Selling Stockholders and their permitted transferees are entitled to certain registration rights described in the Registration Rights Agreement. Under the Registration Rights Agreement, we will bear the expenses incurred in connection with the filing of any such registration statements, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses, and the Selling Stockholders party to the Registration Rights Agreement will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of the shares.

        At the closing of the Business Combination, we entered into subscription agreements and commitment agreements ("Subscription Agreements") with certain of the Selling Stockholders with respect to shares of Common Stock and Series A Convertible Preferred Stock issued in private placements. Under the terms of the Subscription Agreements, we agreed to file a shelf registration statement with the SEC within 15 calendar days of the closing of the Business Combination to register the shares of Common Stock issued in the private placement and shares of Common Stock to be issued upon conversion of the Series A Convertible Preferred Stock issued in the private placement. Certain other Selling Stockholders are entitled to registration rights under various fee agreements and other arrangements in connection with the Business Combination.

Rule 144

        A person who has beneficially owned restricted shares of Common Stock for at least six months would be entitled to sell their shares provided that (1) such person is not deemed to have been one of Exela's affiliates at the time of, or at any time during the three months preceding, a sale and (2) Exela is subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Common Stock for at least six months but who are Exela's affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

  •
  1% of the number of shares then outstanding; and

  •
  the average weekly trading volume of the shares of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Exela.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

        Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

  •
  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

  •
  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

  •
  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

  •
  at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

        As of September 1, 2017, we had 149,967,151 shares of Common Stock outstanding.

        As of a date no later than July 12, 2017, the date of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities so long as such conditions continue to be satisfied.

Transfer Agent

        The transfer agent for our securities is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Quotation of Securities

        Our Common Stock is traded on Nasdaq under the symbol "XELA".

PLAN OF DISTRIBUTION

        The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Common Stock or interests in shares of our Common Stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of our Common Stock or interests in shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  one or more underwritten offerings;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  internal distributions to their members, partners or shareholders;

  •
  short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

  •
  directly to one or more purchasers;

  •
  through agents;

  •
  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

  •
  a combination of any such methods of sale.

        The Selling Stockholders may, from time to time, pledge or grant a security interest in some of the shares of our Common Stock owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of our Common Stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of our Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial Institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the Selling Stockholders from the sale of our Common Stock offered by them will be the purchase price of our Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

        The Selling Stockholders also may in the future resell a portion of the shares of our Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

        The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of our Common Stock may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an "underwriter" within the meaning of Section 2(11) of the Securities

Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

        To the extent required, the shares of our Common Stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        To facilitate the offering of the shares of our Common Stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Common Stock by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        Under the Registration Rights Agreement and the Subscription Agreements, we have agreed to indemnify the Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, for securities subject to the Registration Rights Agreement, we and the Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

        The securities offered hereby were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act. We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. For those securities subject to the Registration Rights Agreement, we have agreed to pay all expenses in connection with this offering, but not including underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses; however, the Selling Stockholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. This summary of the terms of the Registration Rights Agreement and other statements relating thereto do not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Registration Rights Agreement, a copy of which has been filed as Exhibit 10.1 to this registration statement.

        Selling Stockholders may use this prospectus in connection with resales of the Common Stock. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of the Common Stock and any material relationships between us and the Selling Stockholders. Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with the Common Stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of the Common Stock.

        A Selling Stockholder that is an entity may elect to make an in-kind distribution of shares of common stock to its members, partners or shareholder pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Common Stock pursuant to the distribution through a registration statement. Additionally, to the extent that entities, members, partners or shareholders are affiliates of ours received shares in the Distribution described in footnote (1) to the table under the heading "Selling Stockholders," such affiliates will also be Selling Stockholders and will be entitled to sell shares of Common Stock pursuant to this prospectus.

LEGAL MATTERS

        The validity of the shares of our Common Stock offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report for the year ended December 31, 2016 have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of SourceHOV Holdings, Inc. as December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audited historical financial statements of Novitex Holdings, Inc., incorporated in this prospectus by reference to the Definitive Proxy Statement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        The Company files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Exela's SEC filings, including this prospectus, over the internet at the SEC's website at http://www.sec.gov. You may also read and copy any document the Company files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the Common Stock offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices referenced above.

7,000,000 Shares

Common Stock

Prospectus Supplement

Morgan Stanley	RBC Capital Markets
Cantor	Nomura

The date of this prospectus supplement is April 11, 2018